HSBC USA Inc. $● 100% Principal Protected Absolute Return Barrier Notes Linked to the S&P 500® Index
Filed Pursuant to Rule 433
Registration No. 333-133007
June 5, 2008

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
and Prospectus Addendum dated December 12, 2007)

Terms used in this free writing prospectus are described or defined in the prospectus supplement, the prospectus addendum and the prospectus. The notes offered will have the terms described in the prospectus supplement, the prospectus addendum and the prospectus. The notes are 100% principal protected, and you will receive, at maturity, at least 100% of your initial investment.

Description

The 100% Principal Protected Absolute Return Barrier Notes Linked to the S&P 500® Index provide point-to-point participation in the negative and positive performance of a U.S. large capitalization equity index subject to the upper barrier and lower barrier. If the official closing level is above the upper barrier or below the lower barrier on any scheduled trading day during the observation period, the investor will receive the principal amount at maturity. The notes allow investors to express a short-term market neutral view. The principal protection feature applies only at maturity.

Highlights

•
Growth Potential: Investors in the notes may, subject to the upper barrier and lower barrier, receive payment equal to the absolute point-to-point return meaning they are not required to take a directional market view.

•
Short Maturity/Efficient Tax Treatment: Because the notes mature in slightly less than 1 year, U.S. individuals and other cash method U.S. holders that do not elect to accrue the discount may not be subject to OID/ Phantom Income tax treatment.

•	IRA eligible: Subject to conditions described herein and in the prospectus supplement.

Indicative Terms
•	Reference Asset:	The S&P 500® Index (ticker: SPX) (the “index”).
•	Principal Amount:	$1,000 per note, subject to a minimum purchase of 1 note ($1,000).
•	Trade Date:	[June 25, 2008].
•	Pricing Date:	[June 25, 2008].
•	Original Issue Date:	[June 30, 2008].
•	Final Valuation Date:	[June 18, 2009], subject to adjustment as described herein.
•	Maturity Date:	3 business days after the final valuation date and is expected to be [June 23, 2009]. The maturity date is subject to further adjustment as described herein.
•	Observation Period:	The period starting on, and excluding, the trade date and ending on, and including the final valuation date.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	100% of the principal amount plus the variable return.
•	Variable Return:	An amount payable on the maturity date calculated in the following manner:

- If, on each scheduled trading day during the observation period, the official closing level of the reference asset is greater than or equal to the lower barrier and less than or equal to the upper barrier, then the variable return will equal the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate; or

- if, on any scheduled trading day during the observation period, the official closing level of the reference asset is below the lower barrier or above the upper barrier, then the variable return will equal zero ($0.00).

•	Upside Participation Rate:	100.00%.
•	Upper Barrier:	[112.00 to 114.00]% of the index starting level (to be determined on the pricing date).
•	Lower Barrier:	[86.00 to 88.00]% of the index staring level (to be determined on the pricing date).
•	Absolute Index Return:	The absolute value of the quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level, expressed as a formula:
Absolute value of:
•	Index Starting Level:	[●], representing the official closing level of the reference asset as calculated and published by the reference sponsor on the pricing date.
•	Index Ending Level:	The official closing level of the reference asset as calculated and published by the reference sponsor on the final valuation date.
•	Official Closing Level:
The closing level of the reference asset as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>”.

•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	4042K0PY5 and n.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	TBD

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-5 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction. We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. June 5, 2008

SUMMARY

General Terms

This free writing prospectus relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-5 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is 100% of the principal amount plus the variable return. The variable return is an amount payable on the maturity date calculated in the following manner:

•
If, on each scheduled trading day during the observation period, the official closing level of the reference asset is greater than or equal to the lower barrier and less than or equal to the upper barrier, then the variable return will equal the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate; or

•
if, on any scheduled trading day during the observation period, the official closing level of the reference asset is below the lower barrier or above the upper barrier, then the variable return will equal zero ($0.00).

For the avoidance of doubt, if the return of the reference asset is -10.00%, then the absolute index return would be 10.00%.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date for the reference asset will be the next scheduled trading day. If a market disruption event exists on the final valuation date, then the final valuation date for the reference asset will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the calculation agent will determine the index ending level on that date in accordance with the formula for and method of calculating the reference asset last in effect prior to the occurrence of that market disruption event, using the relevant exchange traded or quoted price of each component security comprised in the reference asset (or if an event giving rise to a market disruption event has occurred with respect to a component security in the reference asset on that fifth scheduled trading day, its good faith estimate of the value for that component security). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange relating to any component security included in the reference asset or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset.

“Relevant exchange” means the primary exchange or quotation system for any security then included in the reference asset.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each component security then included in the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:
♦    You seek a 12-month investment with a return linked to the absolute return of the index, provided that the official closing level of the index is never greater than the upper barrier and is never less than the lower barrier during the observation period.
♦    You seek an investment that offers 100% principal protection on the notes when held to maturity.
♦    You believe the performance of the index will be moderately positive or moderately negative over the observation period, and that the official closing level of the index is unlikely to be above the upper barrier or below the lower barrier on any scheduled trading day during the observation period.
♦    You are willing to forego dividends paid on the stocks included in the index.
♦    You do not seek current income from this investment.
♦    You are willing to hold the notes to maturity, and you are aware that there may be little or no secondary market for the notes.
♦    You are willing to invest in the notes based on the potential ranges of the upper barrier and lower barrier indicated on the front cover hereof. The actual upper barrier and lower barrier will be determined on the trade date.

The notes may not be suitable for you if:
♦    You believe the performance of the index will not be moderate and may exceed the range of the upper barrier or the lower barrier on a scheduled trading day during the observation period.
♦    You seek an investment that is exposed to the full potential appreciation of the index, without a cap on the maximum gain on the return of the notes.
♦    You prefer to receive the dividends paid on any stocks included in the index.
♦    You seek current income from this investment.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unwilling to invest in the notes based on the potential ranges of the upper barrier and lower barrier indicated on the front cover hereof. The actual upper barrier and lower barrier will be determined on the trade date.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Principal Protected Only If You Hold the Notes Until Maturity.

If you sell your notes prior to maturity, you may receive less than your initial investment in the notes.

The Notes Will Not Be Listed on Any Securities Exchange or Quotation System.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

The Notes Will Not Bear Interest.

As a holder of the notes, you will not receive periodic interest payments. The overall return you earn on your notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes.

The Amount You Receive at Maturity May Not Be Greater Than Your Initial Investment in the Notes.

If on any scheduled trading day, during the observation period, the official closing level of the reference asset is greater than the upper barrier or less than the lower barrier, the variable return on the notes will be equal to zero (0.00%). Accordingly in such a circumstance, at maturity, you would receive only the principal amount of your notes.

Your Ability to Participate in the Performance of the Reference Asset is Limited.

Your ability to participate in the performance of the reference asset over the term of the notes is limited to the range between, and including, the upper barrier and the lower barrier. The variable return is capped at the product of (i) the absolute index return multiplied by (ii) the participation rate.

If the Official Closing Level of the Reference Asset on any Scheduled Trading Day During the Observation Period is Greater Than the Upper Barrier or Less Than the Lower Barrier, the Market Value of the Notes Will Decrease.

If the official closing level of the reference asset on any scheduled trading day during the observation period is greater than the upper barrier or less than the lower barrier, your cash settlement value will be equal to the principal amount at maturity. As such, the market value of the notes may decline below the principal amount of the notes. If you try to sell your notes on the secondary market prior to maturity in these circumstances, you may receive less than your initial investment in the notes.

Uncertain Tax Treatment.

See the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to the index starting level during the observation period. We cannot predict the official closing level of the reference asset on any scheduled trading day during the observation period or the index ending level of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the index starting level is 1,400.00, the lower barrier is 87.00% of the index starting level, that the upper barrier is 113.00% of the index starting level, and that the participation rate is equal to 100.00%.

Example 1: The level of the reference asset increases over the term of the notes, and the official closing level of the reference asset is never above the upper barrier and is never below the lower barrier during the observation period.

Reference Asset	SPX
Index Starting Level	1,400.00
Index Ending Level	1,540.00
Absolute Index Return	10.00%
Upper Barrier or Lower Barrier Breached?	No
Variable Return:	$10.00
Cash Settlement Value:	$1,100.00

Here, the return on the reference asset is 10.00%. Therefore, the absolute index return is 10.00%.

The cash settlement value equals the principal amount of the note plus the variable return, if any, which is the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,100.00. Expressed as a formula, the cash settlement value and variable return are:

cash settlement value = $1,000 + variable return = $1,100.00 variable return = $1,000 x absolute value of [(1,540.00-1,400.00) / 1,400.00] x 100.00% = $100.00

Example 2: The level of the reference asset decreases over the term of the notes, and the official closing level of the reference asset is never above the upper barrier and is never below the lower barrier during the observation period.

Reference Asset	SPX
Index Starting Level	1,400.00
Index Ending Level	1,260.00
Absolute Index Return	10.00%
Upper or Lower Barrier Breached?	No
Variable Return:	$10.00
Cash Settlement Value	$1,100.00

Here, the return on the reference asset is -10.00%. Therefore, the absolute index return is 10.00%.

The cash settlement value equals the principal amount of the note plus the variable return, if any, which is the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,100.00. Expressed as a formula, the cash settlement value and variable return are:

cash settlement value = $1000 + variable return = $1,100.00

variable return = $1000 x absolute value of [(1,260.00-1,400.00) / 1,400.00] x 100% = $100.00

Example 3: The level of the reference asset increases over the term of the notes, and the index ending level of the reference asset is greater than the upper barrier on the final valuation date.

Reference Asset	SPX
Index Starting Level	1,400.00
Index Ending Level	1,820.00
Absolute Index Return	30.00%
Upper or Lower Barrier Breached?	Yes
Variable Return:	$0.00
Cash Settlement Value	$1,000.00

Here, the return on the reference asset is +30.00%. Therefore, the absolute index return is 30.00%. However, the index ending level is 130.00% of the initial index starting level, which is greater than the upper barrier, so the variable return is zero.

The cash settlement value equals the principal amount of the note plus the variable return, which is zero ($0.00). Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00.

variable return = $0.00

cash settlement value = $1,000 + variable return = $1,000.00

Example 4: The level of the reference asset increases over the term of the notes, and the index ending level is greater than the index starting level, but less than the upper barrier on the final valuation date. However, the official closing level of the reference asset was greater than the upper barrier on at least one scheduled trading day during the observation period.

Reference Asset	SPX
Index Starting Level	1,400.00
Index Ending Level	1,540.00
Absolute Index Return	10.00%
Upper or Lower Barrier Breached?	Yes
Variable Return:	$0.00
Cash Settlement Value	$1,000.00

Here, the return on the reference asset is 10.00%. Therefore, the absolute index return is 10.00%. However, the official closing level of the reference asset was greater than the upper barrier on one or more scheduled trading days during the observation period. Therefore, the variable return is zero.

The cash settlement value equals the principal amount of the note plus the variable return, which is zero ($0.00). Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00.

variable return = $0.00

cash settlement value = $1,000 + variable return = $1,000.00

Sensitivity Analysis - Hypothetical payment at maturity for each $1,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment of a variable return) on a $1,000 note for a hypothetical range of performance for the reference asset from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Assumptions:
•	Principal Amount:	$1,000
•	Index Starting Level:	1,400.00
•	Participation Rate:	100%
•	Upper Barrier:	1,582.00
•	Lower Barrier:	1,218.00

		No Index Closing Outside Absolute Return Barrier**			An Index Closing Outside Absolute Return Barrier***
Index Ending Level	Index Return*	Variable Return ($)	Payment at Maturity ($)	Return on Note (%)	Variable Return ($)	Payment at Maturity ($)	Return on Note (%)
2,800.00	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
2,520.00	80.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
2,240.00	60.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
1,960.00	40.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
1,610.00	15.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
1,582.00	13.00%	$130.00	$1,130.00	13.00%	$0.00	$1,000.00	0.00%
1,540.00	10.00%	$100.00	$1,100.00	10.00%	$0.00	$1,000.00	0.00%
1,470.00	5.00%	$50.00	$1,050.00	5.00%	$0.00	$1,000.00	0.00%
1,400.00	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
1,330.00	-5.00%	$50.00	$1,050.00	-5.00%	$0.00	$1,000.00	0.00%
1,260.00	-10.00%	$100.00	$1,100.00	-10.00%	$0.00	$1,000.00	0.00%
1,218.00	-13.00%	$130.00	$1,130.00	13.00%	$0.00	$1,000.00	0.00%
1,190.00	-15.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
840.00	-40.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
560.00	-60.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
280.00	-80.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
* Index return is equal to the quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level.
** Calculation assumes that the official closing level is never greater than the upper index barrier and is never less than the lower index barrier on any scheduled trading day during the observation period.
*** Calculation assumes that the official closing level is greater than the upper index barrier or less than the lower index barrier on at least one scheduled trading day during the observation period.

The notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset or any constituent included in the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index (the “SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 4, 2008, 422 companies or 84.4% of the SPX, traded on the New York Stock Exchange and 78 companies, or 15.6% of the SPX, traded on The Nasdaq Stock Market. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of June 4, 2008, indicated in parenthesis: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (91); Health Care (52); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on the S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);
(ii) the market values of all component stocks as of that time are aggregated;
(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v) the current aggregate market value of all component stocks is divided by the base value; and
(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the SPX, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX from an SPX component’s market value.

Historical Performance of SPX

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of the reference asset for each quarter in the period from January 1, 2005 through March 31, 2008 and for the period from April 1, 2008 through June 4, 2008. The closing level of the reference asset on June 4, 2008 was 1,377.20. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the level of the reference asset will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	1,229.11	1,163.69	1,180.59
June 30, 2005	1,219.59	1,136.15	1,191.33
September 30, 2005	1,245.86	1,183.55	1,228.81
December 30, 2005	1,275.80	1,168.20	1,248.29
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 30, 2006	1,340.28	1,224.54	1,335.85
December 31, 2006	1,431.81	1,327.10	1,418.30
March 30, 2007	1,461.57	1,363.98	1,420.86
June 29, 2007	1,540.56	1,416.37	1,503.35
September 30, 2007	1,555.90	1,370.60	1,526.75
December 31, 2007	1,576.09	1,406.10	1,468.36
March 31, 2008	1,471.77	1,256.98	1,322.70
April 1, 2008 through June 4, 2008	1,440.24	1,324.35	1,377.20

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

In the opinion of Cadwalader, Wickersham & Taft LLP, our special U.S. tax counsel, the notes should be treated as indebtedness for U.S. federal income tax purposes. However, there are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as short-term debt instruments. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes and, in the opinion of Cadwalader, Wickersham & Taft LLP, our special U.S. tax counsel, it is reasonable to treat the notes in accordance with this approach.

Under certain Treasury regulations, a short-term obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.

U.S. individuals and other cash method U.S. holders that do not elect to accrue the discount should include the payments on the notes in income upon receipt. A cash method U.S. holder that does not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued interest until it is included in income. Under the Treasury regulations, accrual method holders and cash method holders that elect to accrue the discount currently are required to include discount on a short-term debt instrument in income as it accrues on a straight line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. However, the Treasury regulations are unclear as to how the holder of a short-term debt instrument that provides for contingent interest, such as the notes, should determine the amount of the discount. Under one approach, an accrual method U.S. holder or a cash method U.S. holder that elects to accrue the discount currently would be required to wait until the maturity of a note to determine the amount of the discount, even if the term of the note spans a taxable year. Under another approach, such a holder would apply rules analogous to the rules that apply to “contingent payment debt instruments” and would accrue discount at the issuer’s comparable yield (i.e., the yield at which the issuer would issue a fixed-rate noncontingent debt instrument with terms and conditions similar to those of the notes). Under this approach, if the actual discount received is less than the accrued discount based on the comparable yield, then the U.S. holder would first reduce the discount accrued for the year in which the interest is paid, and any remainder of the difference between the accrued discount and the actual discount received will be treated as an ordinary loss that is not subject to limitations on the deductibility of miscellaneous deductions.

Other approaches may be possible. For example, it is possible that the notes could be treated as contingent payment debt instruments as described in the Prospectus Supplement under the heading, “Certain U.S. Federal Income Tax Considerations - U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes -Contingent Payment Debt Instruments.” Prospective investors should consult with their tax advisors regarding the appropriate method of accruing the discount on the notes. Prospective purchasers can obtain the comparable yield by contacting Structured Equity Derivatives - Structuring, HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.

Accrual method and cash method U.S. holders that elect to accrue the discount currently will recognize gain or loss on the sale, exchange or other disposition of the notes, to the extent that the amount realized is more or less than its purchase price, increased by the discount previously accrued by the owner on the notes. Any such gain or loss should generally be capital gain (although if a U.S. holder has accrued income based on the issuer’s comparable yield, it is possible that any loss may first reduce the discount accrued for the year in which the interest is paid and any remainder of such loss will be treated as an ordinary loss that is not subject to limitations on the deductibility of miscellaneous deductions). The deductibility of capital losses by U.S. holders is subject to limitations. In the case of a cash method U.S. holder that does not elect to accrue the discount in income currently, any gain realized on the notes upon the sale, retirement, or exchange of the notes will be ordinary income to the extent of the discount that has accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and has not previously been included in income through the date of the sale, retirement, or exchange.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read “Certain ERISA Considerations” in the prospectus supplement.

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code or any entity the assets of which are deemed to be “plan assets” for purposes of ERISA, Section 4975 of the Code or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in the prospectus supplement.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the value thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of the reference asset or successor index does not fairly represent the value of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the value of the reference asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the reference asset or successor index in order to arrive at a value of the reference asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Payment at Maturity” on page 2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated absolute index return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] 100% Principal Protected Absolute Return Barrier Notes Linked to the S&P 500® Index June 5, 2008 FREE WRITING PROSPECTUS

TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-4
Risk Factors	FWP-5
Illustrative Examples	FWP-6
Description of the Reference Asset	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-13
Certain ERISA Considerations	FWP-14
Discontinuance or Modification of the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-16
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-15
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-51
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59